Exhibit 99.(d)(7)

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 25th day of June, 2018 by and between Mercer Investment Management, Inc., a Delaware corporation (the “Advisor”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Sub-Advisor is authorized and regulated by the Financial Conduct Authority (the “FCA”), of 25 The North Colonnade, Canary Wharf, London El4 5HS, in the conduct of its investment business; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2014 (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ as listed in Exhibit A (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1. Appointment as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment. In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances. For the purposes of the rules, guidance and principles of the FCA and based on information obtained in respect of the Advisor, the Advisor will be treated by the Sub-Advisor as a professional client. The Advisor acknowledges and accepts this categorization. The Advisor has the right to request a different categorization at any time from the Sub-Advisor. However, the Sub-Advisor only provides the services to professional clients and will no longer be able to provide services to the Advisor in the event of a request for a change in categorization.

2. Duties of the Sub-Advisor.

(a) Investments. The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in the portfolio guidelines (the “Guidelines”), which shall reflect the Sub-Advisor’s investment management duties under such Fund’s prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time and provided by the Advisor to the Sub-Advisor (collectively referred to as the “Prospectus”), to purchase, hold and sell investments for the Sub-Advisor Assets at its discretion and to monitor such investments on an ongoing basis. In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets. The Advisor agrees to provide the Sub-Advisor information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor. For the avoidance of doubt, the Sub-Advisor agrees that it will manage the Sub-Advisor Assets in accordance with the investment limitations and other restrictions under the 1940 Act as if the Sub-Advisor Assets constituted a separate investment company registered under the 1940 Act.

(b) Compliance with Applicable Laws, Governing Documents, and Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Guidelines and (B) certain policies and procedures of the Trust for compliance with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) as shall be agreed upon between the Sub-Advisor and the Advisor (together, the “Trust Compliance Procedures”); and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and the Sub-Advisor’s duties under this Agreement. The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement. The Advisor will also provide the Sub-Advisor with copies of the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws and the Sub-Advisor shall act in conformity with the Declaration of Trust and By-Laws to the extent applicable to the performance of its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of (i) any change in a Fund’s investment objectives, investment policies and restrictions as stated in the Prospectus insofar as such change is material in relation to a Fund or in relation to the Sub-Advisor’s obligations under this Agreement and (ii) any

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change to the Declaration of Trust or By-Laws. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Declaration of Trust and/or By-Laws, as applicable, reflecting any changes as soon as reasonably practicable. The Sub-Advisor shall be under no obligation to comply with any changes or modifications to the Prospectus or the Declaration of Trust or By-Laws until the Advisor and the Sub-Advisor have agreed to a written amendment to this Agreement and/or the Guidelines (as applicable) reflecting such changes or modifications. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO: (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c) Sub-Advisor Compliance Policies and Procedures. The Sub-Advisor shall provide, upon reasonable request, the Trust CCO with summaries of: (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”) that relate to the Sub-Advisor Assets, and (ii) a summary of any material changes to the Sub-Advisor Compliance Procedures. The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall report to the Trust CCO, on a quarterly basis, any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets. The Sub-Advisor shall provide to the Trust CCO: (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets. At least annually, the Sub-Advisor shall provide a certification to the Trust CCO to the effect that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d) Voting of Proxies. Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the

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Trust or a Fund. The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub-Advisor and another person managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its respective securities.

(e) Agent. Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents (including, without limitation, ISDAs, futures agreements, repurchase agreements, control agreements, clearing agreements and other trading arrangements on behalf of a Fund, as applicable), which may include any market and/or industry standard documentation, as the Sub-Advisor may deem necessary or appropriate or may be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this Agreement and the Trust’s governing documents.

The Sub-Advisor may, as permitted by rule, regulation or position of the staff of the SEC, utilize the personnel of its affiliates, including foreign affiliates, or appoint a Service Provider (defined to mean a third party, including but not limited to, brokers, providers of execution and/or clearing services, counterparties, securities, depositories or operators of any clearing or settlement system) in providing services under this Agreement, provided that the Sub-Advisor remains solely responsible for the provision of services under this Agreement. The Sub-Advisor may not delegate any of its discretionary functions under this Agreement with respect to the Sub-Advisor Assets without the prior written consent of the Advisor. Any such delegation shall be subject to an agreement in writing between the Advisor and the Sub-Advisor and the review and approval of the Board of the Trust and shall be further subject to the requirements of the 1940 Act and the terms and conditions of the SEC exemptive order relating to the manager of managers structure with respect to the Funds.

(f) Brokerage. The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall execution available. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage services (as such services are defined in Section 28(e) of the Securities

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Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund. Such authorization is subject to termination at any time by the Board of Trustees of the Trust for any reason.

The Advisor confirms that, prior to the effective date of this Agreement, the Advisor has been provided with a copy of the document entitled “Supplemental Disclosures Document” that contains the Sub-Advisor’s disclosures, as amended and notified to the Advisor from time to time (the “Supplemental Disclosures”). The Supplemental Disclosures includes information on the Sub-Advisor’s order execution policy (“Order Execution Policy”). The Advisor consents to the Sub-Advisor’s Order Execution Policy and acknowledges that it has read and understands the risk warnings contained in the Supplemental Disclosures. The Advisor consents to (i) the Sub-Advisor trading through brokers/counterparties and/or outside of a Trading Venue (as defined in any rules, guidance, principles and other provisions contained in the FCA’s Handbook or the handbook or rules of any successor regulatory body, and any other rules, guidance, principles and other provisions made by the FCA or its successor that are binding on the Sub-Advisor, as such rules are amended or consolidated from time to time (the “FCA Rules”)), and (ii) some or all orders resulting from the Sub-Advisor’s decisions to deal on a Fund’s behalf, or received from the Advisor, to be placed with an affiliate of the Sub-Advisor, who will act as agent for the purpose of executing such orders in accordance with the Order Execution Policy. In effecting transactions for a Fund, the Sub-Advisor will at all times comply with the Sub-Advisor’s Order Execution Policy and in particular will act in the best interests of the Advisor and the Fund and comply with any applicable obligations regarding best execution under the FCA Rules and U.S. laws. In addition, all transactions will be subject to the customs, rules and regulations in force for the time being of the relevant exchange or market and/or any clearing house through or on which the transactions are executed and/or cleared. Specific instructions, including any set out in the investment guidelines, from the Advisor in relation to the execution of orders may prevent the Sub-Advisor from following its Order Execution Policy in relation to such orders in respect of the elements of execution covered by the instructions. The Advisor instructs the Sub-Advisor not to make public any client limit orders (being a specific instruction from the Advisor to buy or sell a financial instrument at a specific price limit or better and for a specified size) in respect of shares admitted to trading on a Regulated Market or traded on a Trading Venue (both as defined in the FCA Rules) which are not immediately executed under prevailing market conditions.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are

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comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures. The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, and the Trust’s principal underwriter (and the other sub-advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers. The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation under the Advisers Act to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations under the Advisers Act to the Sub-Advisor’s Assets and to such other clients.

(g) Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, or the Trust’s principal underwriter, such affiliated persons to be previously provided in a written list by the Advisor, or of the Sub-Advisor, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to a Fund with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Fund assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions. By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above. The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor.

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(h) Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any material changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor who manage the Sub-Advisor Assets and the sanctions imposed in response thereto shall be reported to the Advisor and the Trust on a quarterly basis, but no later than thirty (30) days after each quarter end.

(i) Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j) Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. The Sub-Advisor will notify the Advisor of any material pending investigation or administrative proceeding, material litigation, or any other significant regulatory inquiry with respect to the Sub-Advisor within the certifications contemplated by Section 2 of this Agreement. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k) Valuation of Sub-Advisor Assets. The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to notify the Advisor or its designee on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets. As reasonably requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio. Such assistance may include a recommendation of fair value for portfolio securities, as requested by the Advisor. Notwithstanding the foregoing, the Advisor acknowledges that the Sub-Advisor is not the pricing agent for the Fund, the Trust or the Sub-Advisor Assets. The Sub-Advisor agrees that it will assist the Advisor in demonstrating the Advisor’s compliance with specific

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elements of the Trust’s Valuation Procedures that are communicated and agreed with the Sub-Advisor in advance of adoption. The Advisor further acknowledges that any certain information, data or analyses may be proprietary to the Sub-Advisor or otherwise consist of nonpublic information, agrees that nothing in this Agreement shall require the Sub-Advisor to provide any information, data or analyses in contravention of applicable legal or contractual requirements, and, with respect to any information that is provided, agrees to use any such information only for the purpose of pricing Sub-Advisor Assets and to maintain their confidentiality.

The Sub-Advisor also will respond to reasonable requests for information that may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder. Notwithstanding the foregoing, the Advisor acknowledges that it is ultimately responsible for such obligations.

(l) Custody Arrangements.

All assets forming part of the Sub-Advisor Assets shall be held by a custodian who has been appointed by the Advisor and notified in writing to the Sub-Advisor (the “Custodian”). The Advisor acknowledges that it has been and will be solely responsible for the selection, appointment, monitoring and supervision of the Custodian. The Advisor agrees to notify the Sub-Advisor as soon as reasonably practicable in advance of any change to its Custodian. The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Custodian such information as the Advisor and the Custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets. The Advisor acknowledges that the Sub-Advisor does not hold Client Money and/or Safe Custody Assets for the Advisor or the Trust under the rules, guidance, principles and other provisions contained in the Client Asset Sourcebook in the FCA’s Handbook (the “CASS Rules”). If the Sub-Advisor has the authority to move the Fund’s money or assets under the terms of a mandate defined in CASS 8 of the CASS Rules, such monies or assets will be moved from an account not owned by the Sub-Advisor.

The Sub-Advisor shall be responsible for exercising or instructing the Custodian to exercise any rights attaching to the investments in the Sub-Advisor Assets. The Advisor shall procure that the Custodian complies with any instructions of the Sub-Advisor given with respect to the management of the Sub-Advisor Assets in accordance with this Agreement. The Advisor shall arrange for the Custodian to provide to the Sub-Advisor all documentation that the Sub-Advisor reasonably requests in connection with this Agreement. The Advisor shall arrange for the Custodian to create appropriate links (electronic or otherwise) with the Sub-Advisor or its delegates, in order to pass data in respect of the Sub-Advisor Assets to the Sub-Advisor or its delegates as may be reasonably requested. The Sub-Advisor shall have no liability for the duties, acts or defaults of the Custodian.

(m) Historical Performance Information. To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information

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on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n) Regulatory Examinations. The Sub-Advisor will respond to reasonable requests to provide such information as is customarily requested by the Advisor and/or the Trust in order for the Advisor and/or the Trust to respond to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

(o) The Sub-Advisor shall have no authority or responsibility to take any action with regard to any claim or potential claim (including but not limited to proofs of claim) relating to any insolvency proceedings, class action, litigation or legal proceedings involving any assets or securities (or issuer thereof) held in the Sub-Advisor Assets, unless as agreed to in writing between the Sub-Advisor and the Advisor.

3. Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4. Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6. Compensation. For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A. Such fees will be computed in accordance with Exhibit A.

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7. Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a) The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b) The Sub-Advisor is a corporation, duly organized and validly existing under the laws of Scotland, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its officers and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d) The Form ADV of the Sub-Advisor previously provided to the Advisor (a copy of which is attached as Exhibit B to this Agreement) is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8. Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a) The Advisor is registered as an investment adviser under the Advisers Act;

(b) The Advisor is a corporation duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

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(d) The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV (a copy of which is attached as Exhibit B) prior to the execution of this Agreement;

(e) The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement;

(f) The Advisor and the Trust have policies and procedures designed to detect and deter disruptive trading practices, including “market timing,” and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time, and comply with all existing and future laws relating to such matters or to the purchase and sale of interests in the Funds generally;

(g) The Advisor and the Trust will comply in all material respects with all laws (including applicable money laundering laws and regulations) and orders to which they may be subject in performance of their obligations under this Agreement and the execution, delivery and performance of this Agreement;

(h) The Advisor and the Trust and their owners and controllers (i) have not violated and shall not violate any sanctions laws or regulations promulgated, administered or enforced by the United States and the Office of Foreign Assets Control, the United Nations, the European Union, or other applicable sanctions authority (“Sanctions”) and (ii) shall not transfer funds into the Sub-Advisor Assets which have been derived from or invested for the benefit of activities, parties or jurisdictions subject to or in violation of Sanctions, including anyone listed on Sanctions lists;

(i) The Trust is not insolvent or bankrupt or otherwise subject to an insolvency, bankruptcy or similar proceeding, whether voluntary or involuntary;

(j) The Trust is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended;

(k) The Advisor and the Trust will supply the Sub-Advisor with, and update as required, all information (including a valid Legal Entity Identifier (defined as the code made up of 20 alphanumerical digits which is used to uniquely identify every legal entity or structure, in any jurisdiction, that is party to a financial instrument) and documents reasonably requested by the Sub-Advisor to enable it to provide the services under this Agreement or as required by any applicable law or regulatory authority; and

(l) Each Fund is a resident for tax purposes in the United States.

The Advisor confirms that the Sub-Advisor may (as agent on behalf of the Advisor and the Trust) make such representations, warranties, confirmations and undertakings as set out in this Section 8 to such brokers, providers of execution and/or clearing services and/or counterparties in connection with the provision of the services under this Agreement.

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9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10. Liability and Indemnification.

(a) Liability. The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets. The Sub-Advisor shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law that cannot be waived or modified hereby. Under no circumstances shall the Sub-Advisor be liable for any loss arising out of any act or omission taken by another sub-advisor or any other third party, except by reason of the Sub-Advisor’s willful misfeasance, bad faith, negligence or reckless disregard in connection with selecting such third party. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages. Nothing in this Agreement excludes or restricts any duty or liability to the Funds which the Sub-Advisor may have under any law or under the FCA Rules which is not capable of being so excluded or restricted. Nothing in this Agreement will require a Fund to indemnify or compensate the Sub-Advisor to any extent prohibited by law or by the FCA Rules.

The Sub-Advisor will not be subject to any fiduciary or equitable duties which would oblige the Sub-Advisor to accept responsibilities more extensive than those set out in this Agreement or under the Advisers Act. The Sub-Advisor shall not be liable for acting in reliance upon any notices or instructions received from the Advisor.

Notwithstanding any other provision of this Agreement to the contrary, neither party shall be liable for any loss caused directly or indirectly from circumstances not within its control, including but not limited to acts of God, government restrictions, exchange or market rulings, actions affecting securities, clearing or commodity exchanges including suspensions of trading or extensions of trading hours, dealing cut-off times and holidays, acts of civil or military authority, national emergencies, natural disasters, wars (whether or not declared), riots or acts of terrorism, industrial disputes, or acts or regulations of any governmental or supranational bodies and authorities.

In the event the Advisor or custodian engages in securities lending activities with respect to the Sub-Advisor Assets, the Sub-Advisor will not be a party to or may not necessarily be aware of such lending activities. It is understood that the Sub-Advisor shall not be responsible for settlement delay or failure, corporate action failure or any related costs or loss due to such activities.

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(b) Indemnification. The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement or its representations and warranties herein or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

11. Taxation.

(a) No Tax Advice. The Advisor and the Funds are solely responsible for the management of their tax affairs. The Sub-Advisor shall not provide the Advisor or a Fund with tax advice. The Sub-Advisor shall have no responsibility to take into account a Fund’s tax status in providing the services under this Agreement.

(b) Tax and Other Liabilities from Trading. The Advisor acknowledges that a Fund shall be responsible for any potential tax liabilities that may arise as a result of the services provided under this Agreement.

12. Advice. The parties acknowledge that the services provided by the Sub-Advisor under this Agreement are investment management services in accordance with the Advisers Act. The Sub-Advisor does not and will not give any advice to the Advisor or the Fund in respect of the Sub-Advisor Assets unless separately agreed in writing with the Advisor or the Fund. The Advisor confirms that, by seeking its own advice on behalf of the Fund, it understands the risks and merits of any investments and any stated investment guidelines specified in this Agreement.

13. Duration and Termination.

(a) Duration. This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the

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vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, or (ii) the Sub-Advisor on not less than 90 days’ written notice to the Advisor and the Trust. This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any provision to this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement. In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume costs as shall be agreed upon between the Advisor and the Sub-Advisor associated with soliciting shareholders of the appropriate Fund(s) of the Trust to approve continuation of this Agreement. Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies. In the event that such proposed change in control of the Sub-Advisor shall occur following either: (i) receipt by the Advisor and the Trust of an exemptive order issued by the SEC with respect to the appointment of sub-advisors absent shareholder approval, or (ii) the adoption of proposed Rule 15a-5 under the 1940 Act, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of a statement, required by the exemptive order or Rule 15a-5, containing all information that would be included in a proxy statement (an “Information Statement”). In addition, if the Sub-Advisor shall resign following such change in control, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an Information Statement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto. Any termination pursuant to this Section shall not affect any outstanding orders or transactions or legal rights or obligations which may already have arisen or the provisions of this Agreement intended to survive termination (including the provisions of Section 10 (Liability and Indemnification), Section 15 (Confidentiality), this Section 13(b) and Section 19 (Governing Law)), which shall continue in full force and effect.

14. Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested

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persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law, and unless otherwise permitted pursuant to exemptive relief granted by the SEC or No Action position granted by the SEC or its staff, by a vote of the majority of a Fund’s outstanding securities.

15. Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by any governmental or regulatory authority, bank examiner, a third party in order to comply with regulatory requirements or statutory auditor, whether it is disclosed by the party itself or via a third party having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, affiliates of either the Advisor or the Sub-Advisor, the Custodian, third-party counterparties, Service Providers, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

16. Conflicts of Interest. The Sub-Advisor maintains a program for compliance with regulatory requirements including those related to conflicts of interest. The Sub-Advisor identifies and monitors potential conflicts and how actual conflicts are mitigated and resolved. The Advisor shall refer to the Supplemental Disclosures for a description of potential conflicts of interest that may apply to the services provided under this Agreement.

The Sub-Advisor is a subsidiary of BlackRock, Inc. The Advisor agrees that the Sub-Advisor may effect transactions in respect of which the Sub-Advisor or another entity having BlackRock, Inc. as its ultimate parent company has directly or indirectly a material interest or a relationship of any description with another party which may involve a conflict with the Sub-Advisor’s duty to the Funds.

The Sub-Advisor’s dealings with brokers/counterparties will be on arms’ length terms and effected on terms which are not materially less favorable to the Funds than if the conflict referred to above had not existed.

Neither the Sub-Advisor nor any of its affiliates shall be liable to account to the Funds for any profit, commission or remuneration made or received from or by reason of such transaction nor shall the Sub-Advisor or any of its affiliates be prevented by its relationship with the Funds from earning any such profit, commission or remuneration and the Sub-Advisor’s charges under this Agreement shall not, unless otherwise provided, be abated.

Neither the Sub-Advisor nor any of its affiliates nor its or their employees will be required to have regard to, nor have any duty to disclose to the Advisor, or utilize for a Fund’s benefit, any information which comes to its or their notice in the course of carrying on any other

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business or as a result of or in connection with services provided to other persons, or which is not known to those employees who are handling the Advisor’s affairs.

17. Use of Sub-Advisor’s Name. During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the marketing of the Fund, and agrees to furnish the Sub-Advisor at its principal office all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way.

18. Notices and Communications. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if in writing, delivered or mailed by registered, certified or overnight mail, postage prepaid, or sent via electronic mail, addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)         If to the Advisor:

Mercer Investment Management, Inc.

99 High Street

Boston, MA 02110

Attention: Chief Counsel

(b)         If to the Sub-Advisor:

BlackRock International Limited

227 West Monroe Street

Chicago, IL 60606

Attention: Steve Bringardner

The Sub-Advisor will not be obligated to comply with instructions which the Sub-Advisor reasonably believes are not practicable or which may involve any party in a breach of any law, rule or regulation.

Each party may communicate with and provide information to the other party in whatever medium deemed appropriate. This may include use of e-mail, the internet or other electronic means, in the place of paper communications, provided that any legal notice must be sent to the Adviser at the address noted above. The parties acknowledge that instructions or communications conveyed by electronic methods such as facsimile or e-mail are not secure forms of communication and may accordingly give rise to higher risks of manipulation or attempted fraud. Each party agrees that the other party may not encrypt or digitally sign any information transferred by internet e-mail.

19. Governing Law. This Agreement shall be governed by the internal laws of the State of New York without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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20. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

21. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

22. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

23. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR

MERCER INVESTMENT MANAGEMENT, INC.

By:	/s/ Stan Mavromates
Name:	Stan Mavromates
Title:	Chief Investment Officer

SUB-ADVISOR

BLACKROCK INTERNATIONAL LIMITED

By:	/s/ Jeremy Agnew
Name:	Jeremy Agnew
Title:	Managing Director

BLACKROCK INTERNATIONAL LIMITED

By:	/s/ Cathy Carnegie
Name:	Cathy Carnegie
Title:	Managing Director
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